Exhibit 15

August 27, 2004

Merrill Lynch & Co., Inc.
4 World Financial Center
New York, NY 10080

We have made reviews, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim condensed consolidated financial statements of Merrill Lynch & Co., Inc. and subsidiaries for the three-month periods ended March 26, 2004 and March 28, 2003 and the three-month and six-month periods ended June 25, 2004 and June 27, 2003, as indicated in our reports dated May 4, 2004 and August 2, 2004; because we did not perform audits, we expressed no opinions on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 26, 2004 and June 25, 2004, are incorporated by reference in this Registration Statement.

We are also aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered parts of the Registration Statement prepared or certified by an accountant or reports prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

August 27, 2004
New York, New York

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